Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
May 1, 2006	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

FIRST QUARTER 2006 RESULTS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited results for the quarter ended March 31, 2006:

First Quarter 2006 Balance-Sheet Highlights

Total assets rose 6.4 percent to $61.4 billion at March 31, 2006, up from $57.7 billion at yearend 2005. Advances increased 6.6 percent to $40.6 billion, compared with $38.1 billion at yearend 2005, and represented 66.1 percent of total assets. This growth was due primarily to an increase in short-term advances. Investments were essentially unchanged since yearend at $7.6 billion. Mortgage assets decreased slightly to $4.8 billion, compared with $4.9 billion at yearend 2005. Capital rose 7.4 percent to $2.9 billion, compared with $2.7 billion at yearend 2005.

First Quarter 2006 Operating Results

Net income for the first quarter was $45.6 million, an increase of 42.9 percent compared with $31.9 million for the same period in 2005. Net interest income after provision for credit losses on mortgage loans increased $19.3 million, or 35.2 percent, to $74.2 million for the quarter ended March 31, 2006, from $54.9 million for the same period in 2005. The increase in net interest income was driven primarily by higher average interest-earning assets outstanding, combined with the effect of higher interest rates on higher average capital balances.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston  |  111 Huntington Avenue  |  Boston, MA 02199  |  617-292-9600  |  FAX: 617-292-9645

www.fhlbboston.com